Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation our report dated June 30, 2020 in the Registration Statement on Form F-1 of Sancai Holding Group Ltd, relating to the audit of the consolidated balance sheets of Sancai Holding Group Ltd. (the “Group”) as of September 30, 2019, and 2018, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years ended September 30, 2019 and 2018, and the related notes (“collectively referred to as financial statements”) included herein.

We also hereby consent to the incorporation our report dated September 5, 2020 in the Registration Statement on Form F-1 of Sancai Holding Group Ltd, relating to the review of the condensed consolidated balance sheets of Sancai Holding Group Ltd. (the “Company”) as of March 31, 2020 and 2019, and the related condensed consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the six month periods ended March 31, 2020 and 2019, and the related notes (“collectively referred to as financial statements”) included herein.

We also consent to the reference of WWC.P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 4, 2020	Certified Public Accountants